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                                                                   Exhibit 15

      AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                    OF
               DEAN WITTER U.S. GOVERNMENT SECURITIES TRUST

   WHEREAS, Dean Witter U.S. Government Securities Trust (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

   WHEREAS, on April 28, 1993, the Fund most recently amended and restated a Plan of Distribution pursuant to Rule 12b-1 under the Act which had initially been adopted on May 1, 1984, and the Trustees then determined that there was a reasonable likelihood that adoption of the Plan of Distribution, as then amended and restated, would benefit the Fund and its shareholders; and

   WHEREAS, the Trustees believe that continuation of said Plan of Distribution, as amended and restated herein, is reasonably likely to continue to benefit the Fund and its shareholders; and

   WHEREAS, on May 1, 1984, the Fund and Dean Witter Reynolds Inc. ("DWR") entered into a Distribution Agreement pursuant to which the Fund employed DWR as distributor of the Fund's shares; and

   WHEREAS, on January 4, 1993 the Fund and DWR substituted Dean Witter Distributors Inc. (the "Distributor") in the place of DWR as distributor of the Fund's shares; and

   WHEREAS, the Fund, DWR and the Distributor intend that DWR will continue to promote the sale of Fund shares and provide personal services to Fund shareholders with respect to their holdings of Fund shares; and

   WHEREAS, the Fund and the Distributor entered into a separate Distribution Agreement dated as of June 30, 1993, pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

   NOW, THEREFORE, the Fund hereby amends the Plan of Distribution previously adopted and amended and restated, and the Distributor hereby agrees to the terms of said Plan of Distribution (the "Plan"), as amended herein, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

   1. The Fund shall pay to the Distributor, as the distributor of securities of which the Fund is the issuer, compensation for distribution of its shares at the rate of the lesser of (i) 0.75% (0.65% on amounts over $10 billion) per annum of the average daily aggregate sales of the shares of the Fund since its inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the shares of the Fund redeemed since the Fund's inception upon which a contingent deferred sales charge has been imposed or upon which such charge has been waived, or (ii) 0.75% (0.65% on amounts over $10 billion) per annum of the Fund's average daily net assets. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to DWR, its affiliates or other broker-dealers who provide distribution and shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

   2. The amount set forth in paragraph 1 of this Plan shall be paid for services of the Distributor, DWR, its affiliates and other broker-dealers it may select in connection with the distribution of the Fund's shares, including personal services to shareholders with respect to their holdings of Fund shares, and may be spent by the Distributor, DWR, its affiliates and such broker-dealers on any activities or expenses related to the distribution of the Fund's shares or services to shareholders, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, DWR, its affiliates or other broker-dealers; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor, DWR, its affiliates or other broker-dealers over distribution revenues received by them, such excess being hereinafter referred to as "carryover expenses").
The overhead and other branch office distribution-related expenses referred to in this paragraph 2 may include: (a) the expenses of

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operating the branch offices of the Distributor or other broker-dealers, including DWR, in connection with the sale of Fund shares, including lease costs, the salaries and employee benefits of operations and sales support personnel, utility costs, communications costs and the costs of stationery and supplies; (b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales. Payments may also be made with respect to distribution expenses incurred in connection with the distribution of shares, including personal services to shareholders with respect to holdings of such shares, of an investment company whose assets are acquired by the Fund in a tax-free reorganization, provided that carryover expenses as a percentage of Fund assets will not be materially increased thereby.

   3. This Plan, as amended and restated, shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

   4. This Plan shall continue in effect until April 30, 1996, and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

   5. The Distributor shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Trustees shall request the Distributor to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required by paragraph 4 hereof.

   6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund. In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor, DWR, its affiliates or other broker-dealers in excess of payments made by the Fund pursuant to this Plan. However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

   7. This Plan may not be amended to increase materially the amount the Fund may spend for distribution provided in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 3 hereof.

   8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

   9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

   10. The Declaration of Trust establishing Dean Witter U.S. Government Securities Trust, dated September 29, 1983, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter U.S. Government Securities Trust refers to the Trustees under the Declaration collectively as Trustees but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter U.S. Government Securities Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter U.S. Government Securities Trust, but the Trust Estate only shall be liable.

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   IN WITNESS WHEREOF, the Fund, the Distributor and DWR have executed this amended and restated Plan of Distribution as of the day and year set forth below in New York, New York.

Date: May 1, 1984                       DEAN WITTER U.S. GOVERNMENT
      As amended on April 28, 1988,     SECURITIES TRUST
      January 4, 1993, April 28, 1993
      and October 26, 1995

                                        By
                                        ......................................
Attest:

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                                        DEAN WITTER DISTRIBUTORS INC.
                                        By
                                        ......................................
Attest:

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                                        DEAN WITTER DISTRIBUTORS INC.
                                        By
                                        ......................................
Attest:

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